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                                                                    EXHIBIT 10.5

                                                    Contract No.
                                                                 -----------

                  AGREEMENT FOR THE SALE AND PURCHASE OF PULP
                  -------------------------------------------

Agreement made as of the 28" day of November, 2000, by and between WEYERHAEUSER COMPANY, a Washington Corporation ("Seller"), and Paragon Trade Brands, a Delaware Corporation ( "Buyer").

Seller hereby agrees to sell to Buyer and Buyer hereby agrees to purchase in each year during the term of this Agreement, the following:

DESCRIPTION    Southern Bleached Softwood Kraft Fluff Woodpulp produced at
               Seller's Southern United States mills, as described in exhibit B, hereinafter referred to as "Woodpulp."

QUANTITY Subject to reductions contemplated below under, "DURATION", 100% of Buyer's Woodpulp requirements for Buyer's North American operations that seller is able to provide in a timely manner, such requirements being estimated to be approximately * Dry Metric Tons ("DMT") in each contract year. Any volume greater than * DMT for a contract year must be mutually agreed upon in writing by October 1st of the year prior to the year in which the increase will occur.

DURATION This Agreement shall become effective on January 1, 2001, and shall terminate on December 31, 2003; provided, however, that if either party materially defaults in the performance of this Agreement and such default or noncompliance shall not have been remedied, or steps initiated to remedy the same, to the other party's reasonable satisfaction, within ninety (90) days (or ten
               (10) days in the case of non-payment) after receipt by the defaulting party or a written notice thereof from the other party, the party not in default may terminate this Agreement on written notice of termination.

               Buyer and Seller shall begin negotiations to renew this Agreement no later than January 1, 2003. In the event Buyer and Seller have not agreed in writing on renewal by June 30, 2003, either party may elect to reduce purchases and sales in the last six-month period of this Agreement (July 1, 2003 through December 31,
               2003), in accordance with the following schedule, using normal two (2) month volume as the base quantity for reductions (the "Base"):

               PERIOD                        QUANTITY TO BE PURCHASED AND SOLD

                 July 1, 2003 - August 31, 2003                    75% of Base
                 Sept. 1, 2003 - Oct. 31, 2003                     50% of Base
                 Nov. 1, 2003 - Dec. 31, 2003                      25% of Base

               No reduction pursuant to this Section shall be effective unless the party electing the

* Material omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the Commission.

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                reduction shall have notified the other party in writing prior to June 30, 2003 that it desires to make such a reduction.

SHIPMENTS       Shipments will be made in approximately equal monthly
                shipments to buyer's plants as described in exhibit A. The volume to be shipped to each of buyer's plants in a quarter shall be mutually agreed upon prior to the beginning of each quarter.

QUANTITY AND    Unless a specific number of car load lots are specified in
GRADE           any order under this agreement, the quantity described in
ADJUSTMENTS     any such order may be increased or decreased by not more than
                5%. In the event that either Seller or Buyer shall propose a change in the quantity or grade of pulp covered by this agreement, Seller and Buyer agree to negotiate in good faith in response to such proposal, but neither party is obligated to agree to the other party's proposal.


VALUE           If at any time during the term of this Agreement Buyer notifies
COMPETITIVENESS Seller in writing of its intention to convert its manufacturing process to a technology which is not compatible with the then current form of Woodpulp being supplied by Seller to Buyer hereunder, Seller shall have 90 days from the date Seller receives Buyer's notice to provide a fluff pulp product compatible with Buyer's new technology. In the event that Seller is unable to provide a compatible product within such time period, Buyer shall have the right to purchase varieties of fluff pulp, or other material, compatible with its new technology from other suppliers, and Buyer's obligations to purchase Woodpulp from Seller shall be reduced to the Buyer's requirements of Woodpulp produced by Seller which remain compatible with Buyer's technology and which Seller is able to provide in a timely manner, subject to reductions contemplated above under, "DURATION". The parties shall work together in reducing purchases from Seller so as to minimize disruptions to either party.

PRICE* The price per ADMT for Woodpulp invoiced by Seller in a month for Buyer's locations in North America shall be the price as published by Resource Information Systems, Inc. ("RISI") for * delivered to United States for the month preceding the month to which the price relates (the "RISI NA Price") plus, if applicable, a treatment or semi-treatment upcharge as specified by Seller. By way of example, for Woodpulp for Buyer's locations in North America invoiced by Seller in May, the RISI price used in the price calculation would be the RISI price published for the preceding April. Prices are delivered to Buyer's locations in North America, and all prices shall be in U.S. dollars.

                *

* Material omitted pursuant to request for confidential treatment. The omitted material has been filed separately with the Commission.


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                *

                In the event that RISI ceases to publish a RISI NA Price or changes the methodology of calculation of such prices such that their use in calculating the price of Woodpulp would no longer reflect the intent of the parties at the time of entering into this Agreement, the parties shall promptly agree on a substitute method of determining Woodpulp prices.

FORCE MAJEURE   Fire, flood, strikes, lock-out, epidemic, accident, shortage of customarily used transportation equipment (or suitable substitute), or other causes beyond the reasonable control of the parties, which prevent Seller from delivering or Buyer from receiving and/or using the commodity covered by this Agreement, shall operate to reduce or suspend deliveries during the period required to remove such cause. In the event of reduced deliveries by Seller under the provisions of this paragraph, Seller shall allocate its available supply of commodity, component raw materials, and related manufacturing facilities at the designated producing mill among purchasers and Seller's divisions, departments, and affiliates on such basis that Buyer's percentage reduction will not be greater than the overall percentage reduction in total quantity of commodity, component raw materials and related manufacturing facilities at the designated producing mill Seller has available for supply.
                Any deliveries suspended under this paragraph shall be canceled without liability, and the Agreement quantity shall be reduced by the quantities so omitted.

CONTINUOUS      As resources permit, Buyer and Seller agree to work together to
IMPROVEMENT     improve product quality and total delivered cost. Seller also plans to work on the development of new products for use by its customers.

SPECIFICATIONS  Woodpulp purchased and sold hereunder will be suitable for
                Buyer's use as determined by Buyer's specifications as agreed to by Seller. This includes any treatments added to the Woodpulp. The Woodpulp shall be of merchantable quality and any subsequent additions and alterations shall be mutually agreed to by Buyer and Seller.

COMPLIANCE      Seller warrants that all goods and services sold hereunder shall have been produced, sold, delivered and furnished in strict compliance with all applicable laws and regulations, including the Federal Toxic Substances Control Act of 1976, and the
                Federal Occupational Safety and Health Act of 1970, to which they are subject. Seller shall execute and deliver such documents as may be required to effect or evidence compliance.
                All laws and regulations required in agreements of this character are hereby incorporated by reference, including but not limited to (a) provisions of Executive Orders 10925, 11141, 11246, 11375 and 11598, as


* Material omitted pursuant to request for confidential treatment. The omitted material has been filed separately with the Commission.

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                amended, and any subsequent Executive Orders relating to equal opportunity for employment on government contracts and all rules and regulations of the President's Committee on Equal Employment Opportunity, and (b) the rehabilitation Act of 1973 and the Viet Nam Era Veterans Readjustment Assistance Act of 1974 and regulations issued thereunder.

ASSIGNMENT      This Agreement may not be assigned, nor any obligations
                delegated, in whole or in part, by operation of law or otherwise, by one party without the prior written consent of the other party. Seller may terminate this Agreement on not less than sixty (60) days written notice in the event of a change of control of Buyer.

FINAL AGREEMENT This Agreement is the final and complete Agreement of the parties with respect to the purchase and sale of Woodpulp, superseding and merging all prior writings and communications. This Agreement may be modified or amended only in writing signed by both parties.

OTHER TERMS     This Agreement is also subject to the General Terms of Sale as attached.

PARAGON TRADE BRANDS, (Buyer)               WEYERHAEUSER COMPANY, (Seller)

By  /s/ Stanley Littman                     By  /s/ Jim Campbell
   -------------------------                   ---------------------------

Title  V.P. Materials and Technology        Title GSM General Sales Manager
      ------------------------------              --------------------------

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                             GENERAL TERMS OF SALE
                             ---------------------

1. MOISTURE, WEIGHT, AND DEFINITIONS

This contract is made and the pulp covered thereby is to be invoiced on the basis of air-dry fiber containing by weight 90% bone-dry fiber and 10% moisture. "Short ton" means 2,000 pounds, "metric ton" means 2,204.6 pounds of wood pulp on an air-dry basis. Unless otherwise specified, all references to tonnage shall mean metric tons, dimensions shall mean the International Metric System (SI), and monetary amounts shall be in U.S. dollars.

2. TAXES

Any and all taxes or charges of any nature (other than taxes imposed on the gross or net income of Seller), imposed by any governmental authority, which shall become payable by reason of the sale, delivery and/or use of Pulp hereunder shall be deemed for Buyer's account, and Seller may either bill the same to Buyer, separately, or add the same to the price of Pulp shipped hereunder. Seller will notify Buyer in writing of the nature of any such tax or charge and of the law imposing same.

3. DELAYS

Seller may suspend performance of this agreement when its manufacture or delivery of products is prevented, and Buyer may suspend performance of this contract when its receipt or consumption of products is prevented, in either case to the extent caused by act of God, labor difficulty, shortage of transportation facilities, governmental acts or orders, the public enemy, or any like or different circumstance beyond reasonable control of such party, provided that goods specially manufactured or in transit must be accepted by the Buyer. If suspension by either party continues for sixty days or more, the other party may elect to cancel this agreement.

4. TERMS OF PAYMENT

Net cash 30 days from date of invoice, subject to continued compliance with Seller's normal credit standards. A late payment charge of 1.75% per month on the unpaid balance will be made on all past due accounts. Should this rate exceed the maximum rate that is lawful under the circumstances, that maximum rate shall apply. The maximum rate shall be governed by the law of the state of the Buyer's designated billing office. Buyer also agrees to pay reasonable attorney's fees and other costs incurred at collection.

5. WARRANTY AND LIMITATIONS

Seller warrants that its products are of good, merchantable quality, in accordance with specifications and tolerances published by it or adopted by reference in this order. If Buyer gives written notice to Seller of any failure to meet the foregoing standards within 30 days after delivery of the products, and if such failure of any article is established under procedures customary in the industry or otherwise established to Seller's satisfaction, then at Seller's option Seller will furnish a replacement product conforming to this warranty, make a fair allowance therefor, or refund the purchase price.

      THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE FOREGOING, AND SELLER'S SOLE RESPONSIBILITY THEREUNDER IS AS STATED. SELLER SHALL NOT BE LIABLE FOR CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, OR FOR ANY AMOUNT IN EXCESS OF THE PRICE FOR THE SHIPMENT INVOLVED, UNDER THE FOREGOING WARRANTY OR ANY OTHER PART OF THIS AGREEMENT, ANY LEGAL ACTION AGAINST SELLER FOR BREACH OF

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      THIS AGREEMENT, INCLUDING ANY WARRANTIES HEREUNDER, MUST BE INSTITUTED
      WITHIN ONE YEAR AFTER DELIVERY.

6. TRANSPORTATION COSTS AND SHORTAGES

When prices include any costs of transportation from point of manufacturer, any increase in such costs greater than $5.00 ADMT becoming effective after the applicable price is quoted or established by Seller, and any costs greater than $50.00 ADMT for service beyond those provided by the carrier at no charge other than the applicable freight rate for tariff, may, at Seller's option, be for Buyer's account. Any extra costs of utilizing substitute methods of delivery, including when the intended type of carrier, vehicle or loading or unloading facilities become unavailable, may also at Seller's option, be for Buyer's account.

7. CLAIMS

All claims of whatever nature applying upon any shipment made under this Agreement must be made within thirty (30) days after arrival at Buyer's plant; and Buyer shall hold not less than one half the shipment in dispute, pending examination by Seller or its nominee for this purpose. Seller shall examine the goods with 10 days of notification by Buyer, and shall immediately advise disposition of the goods.

8. SHIPMENT AND TITLE PASSAGE

Unless Seller expressly guarantees an indicated or scheduled shipping date, all advance information as to date of shipment is an approximation only based on Seller's best judgment at the time. Irrespective of any provision concerning freight or price, title and risk of loss or damage shall pass to buyer upon delivery of goods to any carrier, except a motor vehicle operated by Seller, at Seller's plant or other shipping point. Seller reserves the right to route all shipments, and may assist Buyer in processing claims against carriers without incurring liability therefor.

When a mill or other point is specified in this agreement, or when an order is scheduled for shipment from such a place, it shall be the exclusive source of supply.

9. WAIVER

No right of either party hereunder shall be deemed to have been waived by any failure of such party to exercise any right in any prior instance or instances.

10. GOVERNING LAW

The law of the State of Washington, including the Uniform Commercial Code as in force therein, shall govern all aspects of this agreement including its validity, interpretation, performance, operation and enforcement.

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                                   EXHIBIT A

                                BUYER'S PLANTS

Harmony, PA
Macon, GA
Waco, TX
Tijuana, Mexico

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                                   EXHIBIT B

                     SELLER'S SOUTHERN UNITED STATES MILLS

Plymouth, NC
New Bern, NC

Flint River, GA
Columbus, MS

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